Exhibit 99.2

Alaunos Therapeutics Announces Pricing of Public Offering of Common Stock

November 29, 2022

HOUSTON, Nov. 29, 2022 (GLOBE NEWSWIRE) — Alaunos Therapeutics, Inc. (“Alaunos” or the “Company”) (Nasdaq: TCRT), a clinical-stage oncology-focused cell therapy company, today announced the pricing of its underwritten public offering of approximately 24,228,719 shares of its common stock for gross proceeds of approximately $15.7 million, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by Alaunos. All of the shares of common stock are being offered by Alaunos. The offering is expected to close on or about December 1, 2022, subject to customary closing conditions. In addition, Alaunos has granted to the underwriter a 30-day option to purchase up to 3,634,307 additional shares of its common stock.

Alaunos intends to use the net proceeds from the offering to fund the continued development of the product candidates in its pipeline, and for working capital, capital expenditures and general corporate purposes.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering.

The underwriter may offer the shares from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

A registration statement on Form S-3 (No. 333-266841) relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and was declared effective on September 7, 2022. The offering is being made only by means of a prospectus supplement and accompanying prospectus. When available, copies of the final prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC and will be available free of charge by visiting EDGAR on the SEC’s website at www.sec.gov.

When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained free of charge from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 4th Floor, New York, New York 10022, or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About Alaunos Therapeutics

Alaunos is a clinical-stage oncology-focused cell therapy company, focused on developing T cell receptor (TCR) therapies based on its proprietary, non-viral Sleeping Beauty gene transfer technology and its TCR library targeting shared tumor-specific hotspot mutations in key oncogenic genes including KRAS, TP53 and EGFR. The Company has a clinical and strategic collaboration with the National Cancer Institute.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” “believes” or other words or terms of similar meaning. These statements include, but are not limited to, statements regarding the completion of the proposed public offering and the use of proceeds, the Company’s business and strategic plans, the anticipated outcome of preclinical and clinical studies by the Company or its third-party collaborators, the Company’s manufacturing capabilities and the timing of the Company’s research and development programs, including the expected timeline for enrolling and dosing patients and the timing and forums for announcing data from the Company’s clinical trials. Although the management team of Alaunos believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Alaunos, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, among other things, risks and uncertainties associated with the Company’s satisfaction of the customary closing conditions of the offering, changes in the Company’s operating plans that may impact its cash expenditures; the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Alaunos’ product candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indication; the strength and enforceability of Alaunos’ intellectual property rights; and competition from other pharmaceutical and biotechnology companies as well as risk factors discussed or identified in the public filings with the SEC made by Alaunos, including those risks and uncertainties listed in the most recent periodic report filed by Alaunos with the SEC. Alaunos is providing this information as of the date of this press release, and Alaunos does not undertake any obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.

Investor Relations Contact:

Alex Lobo

Stern Investor Relations

Alex.lobo@stemir.com